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                                                                   EXHIBIT 23.2

                           DeGOLYER AND MacNAUGHTON
                              ONE ENERGY SQUARE
                             DALLAS, TEXAS 75206


                  CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


      We hereby consent to the reference to our firm and to our reserves estimates in Amendment No. 1 to the Registration Statement of Middle Bay Oil Company, Inc. (the Company) on Form 8-K/A (the Registration Statement) in the section entitled "Supplemental Information on Oil and Gas Exploration and Production Activities (Unaudited);" provided, however, that in the Registration Statement estimates of reserves, revenue, and discounted present worth set forth in our reports mentioned below have been combined with estimates of reserves, revenue, and discounted present worth prepared by another petroleum consultant. We are necessarily unable to verify the accuracy of the reserves, revenue, and present worth values contained in the Registration Statement when our estimates have been combined with those of another firm. Our estimates of the oil, natural gas liquids, and natural gas reserves owned by Shore Oil Company in the Wellman Unit in Terry County, Texas, are contained in our reports entitled "Appraisal Report as of January 1, 1996, on an interest in the Wellman Unit owned by Shore Oil Company-SEC Case" and "Appraisal Report as of December 31, 1996, on an interest in the Wellman Unit owned by Shore Oil Company-SEC Case."


                             DeGOLYER and MacNAUGHTON


Dallas, Texas
August 29, 1997